                                                                       Exhibit 1
                              [English Translation]

(Note: This English translation of the "Notice of Convocation of the Ordinary General Meeting of Shareholders for the 7th fiscal Year" (the original document is written in the Japanese language) is provided solely for the convenience of overseas shareholders. This English translation may differ from the original Japanese document. In the case of any discrepancy between the Japanese original and this English translation, the Japanese original shall prevail.

SAFE HARBOR
This notice contains forward-looking statements based upon the Company's current expectations, assumptions, estimates and projections about the Company's business and industry in light of the information currently available to it, including the statements below that "the company will continue to aim to achieve positive results by further improving its financial conditions through cost reductions and operational improvements, strengthening marketing and providing services to address customer needs" and that the Company "will aim to promote an efficient group management and share strategies among other companies in the [Hikari Tsushin] group." To the extent that statements in this notice do not relate strictly to historical or current facts, they may constitute forward-looking statements. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of our financial condition, or state other forward-looking information. The Company's actual actions or results may differ materially from those discussed in any forward-looking statement as a result of known and unknown risks, uncertainties and other factors. Important risks and factors that could cause the Company's actual results to differ materially from its expectations are generally discussed in the Company's annual report on its most recent form 20-F and other filings with the U.S. Securities and Exchange Commission.

The Company undertakes no obligation to publicly update any forward-looking statement after the date of this notice, but investors are advised to consult any further disclosures by the Company in its subsequent filings pursuant to the Securities Exchange Act of 1934.)

                                                                December 5, 2002

To Shareholders:

                          Notice of Convocation of the

        Ordinary General Meeting of Shareholders for the 7th fiscal year

Dear Sirs:

       You are hereby notified that the Ordinary General Meeting of Shareholders of the Company for the 7th fiscal year will be held as stated below and you are respectfully requested to attend the meeting.

       You are hereby also requested, in the event of your inability to attend the aforesaid meeting, to study the Reference Document concerning Solicitation for Exercise of Voting Right by Proxy below, to indicate on the Proxy Form enclosed herewith your approval or disapproval of each of the items on the agenda and to return to us the said form after affixing thereto your seal.

                                         Yours faithfully,

                                         16-13, Ikebukuro2-chome,
                                         Toshima-ku, Tokyo
                                         Crayfish Co., Ltd.
                                         By: Kazuhiko Muraki
                                         Representative Director and President


                                   Particulars

1.    Date and Time: 10:00 a.m. on December 20, 2002 (Friday)

2. Place: Meeting Room 12th Floor, Metropolitan Plaza OfficeTower, 11-1 Nishi-Ikebukuro 1-chome, Toshima-ku, Tokyo


3.    Purposes of the Meeting:

      Matters to be reported:

         Matters concerning Report of Business Report, Balance Sheet and Income Statement for the 7th fiscal year (from October 1, 2001 to September 30, 2002).

       Matters to be resolved:

       First Item:
         Matter concerning Approval for Appropriation of Earnings for the 7th fiscal year (from October 1, 2001 to September 30, 2002).

       Second Item:
         Matter concerning Election of Three (3)Directors.

                                                                         - End -

You are hereby requested that when you attend the meeting in person, please submit the enclosed Proxy Form to the receptionist at the place of the meeting.

(Attachment)

                        Business Report (7th fiscal year)

                  (From October 1, 2001 to September 30, 2002)

I.    Outline of Business

1.    Progress and Results of Business Operations and Issues for the Future

   (1) Review of overall business operations:

           The Japanese economy during the 7th fiscal year was still in down turn, such as the decline of stock market, the skepticism toward financial institutions, and unstable unemployment rate under the circumstances where the world economy was slow down in accordance with the deterioration of U.S. economy triggered by September 11th Terrorism. As for the internet industry, the industry infrastructure of constantly connected broadband services at relatively low price, such as ADSL and Optical Fiber was gradually becoming available and this trend is like a fair wind for hosting service companies like Crayfish. Although the hosting business is likely to grow, competition will be expected to increase due to the low entrance barrier in the industry.

           Under such conditions, the Company obtained its first profitable results on a quarterly basis since becoming a publicly traded company for 1Q FY2002 principally through restructuring its operations including optimizing staff allocation, reducing surplus facilities, withdrawing from non-profitable operations and reducing costs of certain outsourced operations based upon "Business Revival Plan" announced in July 2001. Although net sales fell due to a decline in the number of customers, the Company likewise posted net income for FY2002, reflecting the Company's ongoing measures to reduce costs, improve operations and optimize resource allocation.

       Net sales for FY2002 is 2,939 million yen, 44.9% lower than the previous fiscal year (5,337 million yen) due to the decrease in a number of customers. However, cost of sales sold for FY2002 is 630 million yen, 77.8% lower than the previous fiscal year (2,840 million yen) due to the termination of server leasing contracts in July 2001, and the decline in a number of customers. Even though gross profit on sales for

         FY2002 is 2,309 million yen, which shows a little changes in comparison to the previous year (2,496 million yen), ratio of gross profit to net sales for FY2002 is 78.6%, which shows improvement comparing to the previous fiscal year (46.8%) reflecting the reduction in cost of sales. As mentioned above, due to the withdrawing from non-profitable operations and reducing costs of certain outsourced operations, selling, general and administrative expenses is 803 million yen, 82.0% lower than the previous year (4,462 million yen), reflecting the effects of the restructuring largely. As a result, operating profit for FY2002 turns to positive results and reaches 1,505 million yen (operating deficit 1,966 million yen in the previous fiscal year), and ordinary profit for FY2002 is 1,445 million yen (ordinary deficit 2,094 million yen in the previous fiscal year), likewise achieving the positive profits. As a result of the cancellation of lease and various contracts and sale and removal of surplus assets during 4Q FY2001, the Company posted extraordinary losses 7,631 million yen and recorded net loss 9,729 million yen in the previous year. However, there are no large extraordinary losses for FY2002 and the Company realized net income 1,337 million yen.

   (2)   Future Issues

           For FY2002 the Company obtained net income for the first time since the Company's listing. The Company will continue to aim to achieve positive results by further improving its financial conditions through cost reductions and operational improvements, strengthening marketing and providing services to address customer needs. By utilizing the synergy effect with Hikari Tsushin (the Company's parent company) and its affiliates, the Company will aim to promote an efficient group management and share strategies among other companies in the group.

2.         Review of Capital Expenditures

            Capital expenditures by the Company during the 7th fiscal year totaled 36 million yen.

                The main increase in investment in building facilities consists of investment in works for interior finishing in connection with relocation of the head office, which amounts 6 million yen for the year. By improving efficiency of the existing facilities substantially, investment in building facilities fell by 38 million yen during the period and the year-end investment amount is 5 million yen.

             The main component of the increased investment in furniture and fixtures consists of the purchase of servers, which amounts 30 million yen. However, by depreciation and improving efficiency, investment in furniture and fixtures decreased by 125 million yen during the period, and the year-end investment amount is 171 million yen.

3. Review of Financing

             The Company appropriated its own funds for capital investment and other necessary payment for 7th fiscal year.

4.Development of Operating Results and Asset

                                4th FY                   5th FY                   6th FY                  7th FY
                                From October 1, 1998     From October 1, 1999     From October 1, 2000    From October 1, 2001
                                to September 30, 1999    to September 30, 2000    to September 30, 2001   to September 30, 2002
                                ---------------------    ---------------------    ---------------------   ---------------------
    Net sales                              1,137,942                 6,822,669                5,337,048               2,939,808
(in thousand yen)

 Ordinary income
   or loss (in                              -387,037                -1,943,574               -2,094,256               1,445,845
  thousand yen)

  Net income or
       loss                                 -391,006                -1,954,432               -9,729,943               1,337,929
(in thousand yen)

  Net income or
  loss per share                          -86,659.25               -208,963.14              -953,355.25              130,478.79
     (in yen)

   Total assets                            6,243,007                25,563,597               15,624,971              16,934,376
(in thousand yen)

    Net assets                             4,132,795                25,117,492               15,400,736              16,740,916
(in thousand yen)

 Net asset value                          497,627.40               2,465,883.85             1,502,657.50            1,632,623.01
per share (in yen)

Notes:  1.   Net income or loss per share is calculated based on the total average number of shares in issue during the relevant year and net asset value per share is calculated on the basis of the total number of shares in issue as at the end of the relevant year.

        2. The fourth fiscal year reported a sales of 1,137,942 thousand yen (up 309.8% over the previous year), owing to the drastic expansion of the DESKWING business driven by structural reinforcement of support business for backing up user companies, ascertaining accurate market needs and active planning and development of new internet services based on DESKWING. The fiscal year, however, reported net loss due to prior investments made on an ongoing basis from the third fiscal year.

        3. The fifth fiscal year reported a sales of 6,822,669 thousand yen (up 499.6% over the previous year) helped by DESKWING's achieving a leading share in the e-mail and WEB hosting markets. Like the previous year, the fiscal year, however, also reported an increase in net loss due to an active development and prior investment, which was made in order to maintain and expand DESKWING's market share. In addition, due to the Company's listing on both Tokyo Stock Exchange MOTHERS market and NASDAQ National Market in March 2000, total assets and net assets were increased tremendously in comparison to the previous year, reflecting the capital increase of 22,937,817 thousand yen.

        4. The sixth fiscal year reported a sales of 5,337,048 thousand yen (down 21.8 % comparing to the previous year) mainly attributable to a decline in a number of DESKWING customers and long-term discount campaign. Although the Company announced "Business Revival Plan" and obtained positive outcomes by earnestly implementing the reduction of costs, the Company had ordinary loss of 2,094,256 thousand yen mainly due to the increase in prior period's employment costs, commission fees and the expansion of the office space. The Company had an extraordinary loss of 7,631,886 thousand yen mainly due to the cancellation of lease and various contracts and the implementation of restructuring, such as sale of and removal of the surplus assets. As a result of aforementioned factors, the Company had net loss of 9,729,943 thousand yen. The entire deficit recorded in the statutory book was eliminated by using 12,071,575 thousand yen of additional paid-in capital and 180 thousand yen of legal reserve, pursuant to the resolution of the ordinary general meeting of shareholders held on December 20, 2001.

        5. The review of the seventh (this) fiscal year is previously discussed in "1. Progress and Results of Business Operations and Issues for the Future".

II.     Overview (as of September 30, 2002)

 1.     Main business lines

            The Company's main business DESKWING is hosting business in which the

             Company leases a part of the capacities of servers and thereby undertakes maintaining and administering servers, which are expensive and difficult for small and medium-sized enterprises ("SME's"). A customer of DESKWING service does not need to buy an expensive server, to do an installation work, and to hire a technical person who maintains and administers the server. As a result, the customer will be able to use at low cost the high quality internet services, including email with original domain extension and original web site. Our target customers are SME's in Japan. The Company contributes to promotion of IT and efficiency in the customers' business through responding to SME's various needs for IT and offering high quality products and services.

 2.     Principal Office:

         Head Office: 2-1, Ikebukuro 2-chome, Toshima-ku, Tokyo

         (Please note that the head office was relocated to the following address as of October 21, 2002: 16-13, Ikebukuro 2-chome, Toshima-ku, Tokyo)

 3.     Information of Shares:

   (1) Total number of shares authorized to be issued by the Company: 40,996 shares

   (2) Total number of shares outstanding: 10,258 shares (an increase of 9 shares comparing to the previous year)


                 Increase in the number of shares issued during the fiscal year:

Classification                                          Number of shares issued
Capital increase through exercise of stock options                     9 shares

   (3)   Number of shareholders: 211 (a decrease of 97 from the previous year)

   (4)   Major shareholders (Top seven holders)

   Name of Shareholder                 Investment in the Company       Investment by the Company
                                                                         In major shareholder

                                     Shareholdings         Ratio     Shareholdings      Ratio
                                     -------------         -----     -------------      -----
Hikari Tsushin, Inc.                 6,869 shares          66.9%        -- Share          -- %
SNFE Mac Japan Active Shareholder    1,571 shares          15.3         --                --
Fund, L.P.
Hikari Tsushin Partners, L.P.
General Partner Hikari Tsushin         600 shares           5.8         --                --
Capital, Inc.

Hero and Company                       449 shares           4.3         --                --
Nikko Salomon Smith Barney Limited     118 shares           1.1         --                --
Mizuho Capital Co., Limited             66 shares           0.6         --                --
Goldman Sachs and Company Regular       46 shares           0.4         --                --
Account

Note: The shares which are deposited for issuance of American depositary receipts ("ADR") are registered in the name of Hero and Company in the shareholders' register. Pursuant to the resolution at the Board of Directors meeting held on October 25, 2000, the ratio of ADS and the par value share of common stock of the Company was changed from "1 ADS=0.0002 share" to "1ADS=0.002 share" effective as of November 21, 2000.

4.         Information of Corporate Affiliation

   (1) Relationship with the parent company: The parent company, Hikari Tsushin, Inc. holds 66.9% (6,869 shares) of the total issued and outstanding shares of the Company. At the end of September 2002, there are no major business transactions between the Company and Hikari Tsushin.

   (2) Information of important subsidiaries: There exists no matter applicable.

   (3)     Information of important affiliate companies:

             The Company undertaken steps to reduce its influence in Intranets K.K. and accordingly, from this fiscal year, Intranets K. K. will no longer be included as a consolidated subsidiary in the Company's consolidated financial results under Japan GAAP. Prior to this year, Intranets K.K. had been the Company's only consolidated subsidiary.

   (4)     Progress and results of corporate affiliation

           i) Progress of corporate affiliation:

                     The Company became a consolidated subsidiary of Hikari
                  Tsushin because the new directors from Hikari Tsushin were elected at the Extraordinary General Meeting of Shareholders of the Company on June 20, 2001 (Hikari Tsushin group held 46.7% of the shares of the Company as at June 20, 2001) based on the proposal by Hikari Tsushin. By way of a tender offer bid, Hikari

                 Tsushin's shareholding ratio increased to 67.0% on September 26, 2001 (the data as of September 30, 2001). As of September 30, 2002, Hikari Tsushin has 66.9% of the issued and outstanding shares of the Company.

         ii)     Results of corporate affiliation:

                     There exists no matter applicable

5.      Information of main lenders: There exists no matter applicable.

6.      Information of Employees

                                                    Increase over or
                                                   Decrease from the                             Average service
           Sex                   Number             Previous year       Average age             duration
         Male                       34                        -19              30.3                   1.6 years
        Female                       9                        -12              26.8                   0.9 years
   Total or average                 43                        -31              29.6                   1.4 years

Note: In addition, there were 16 (of which, 6 Haken) temporary employees.

7.         Directors and Auditors

                                                                  (As of September 30, 2002)

                 Position                          Name                Business in charge or Profession
Representative Director and President        Kazuhiko Muraki
Director                                     Fumio                 Chief Financial Officer
                                             Komatsubara
Director                                     Masaaki
                                             Shimamura

Standing Corporate Auditor                   Kazuhiko Yabe
Corporate Auditor                            Jyunji Tsuge          Chief of the Management Planning Department of
                                                                   IE Group, Inc.
Corporate Auditor                            Shunji Harane         Japan Certified Public Accountant
Corporate Auditor                            Koichi Kawai          Licensed Tax Accountant


Notes: 1.  Changes of Directors during the fiscal year:

                  At the board of directors meeting held on November 15, 2001, Director Mr. Shenqiu Liu was elected as Representative Director and President, and accordingly Mr. Koji Yamamoto, Representative Director and President, became Director. Messrs. Shinya Kinoshita and Amane Horiuchi were elected as Directors at the sixth ordinary general meeting of shareholders held on December 20, 2001. Messrs. Takeshi Tamamura, Koh Gidoh and Tatsuya

                  Nakamura retired from the office of Directors due to expiration of the terms of office at the close of the sixth ordinary general meeting of shareholders held on December 20, 2001. At the board of directors meeting held on April 1, 2002, Director Mr. Amane Horiuchi was elected as Representative Director and President and Mr. Shenqiu Liu, Representative Director and President, resigned from the office of Director. At the extraordinary general meeting of shareholders held on June 28, 2002, Messrs. Kazuhiko Muraki, Fumio Komatsubara and Masaaki Shimamura were elected as Directors. At the board of directors meeting held on June 28, 2002, Messrs. Kazuhiko Muraki and Fumio Komatsubara were elected as Representative Director and President, and Chief Financial Officer, respectively. Messrs. Amane Horiuchi, Shinya Kinoshita, and Koji Yamamoto retired from the office of Directors due to expiration of the terms of office at the close of the extraordinary general meeting of shareholders held on June 28, 2002.

           2.  Changes of Corporate Auditors during the fiscal year:

                  Mr. Shunji Harane was elected as Corporate Auditor at the sixth ordinary general meeting of shareholders held on December 20, 2001. Mr. Jyunnosuke Kogure, Corporate Auditor, resigned from office at the close of the sixth ordinary general meeting of shareholders held on December 20, 2001. Mr. Koichi Kawai was elected as Corporate Auditor at the extraordinary general meeting of shareholders held on June 28, 2002. Mr. Satoshi Suga resigned from office at the close of the extraordinary general meeting of shareholders held on June 28, 2002.


           3. Of the corporate auditors, Messrs. Kazuhiko Yabe, Koichi Kawai, Jyunji Tsuge and Shunji Harane are outside auditors as stipulated in paragraph 1 of Article 18 of the Law for Exceptions to the Commercial Code concerning Audit, etc. of Kabushiki Kaisha.

Note: The amounts stated in this Business Report are indicated by discarding the fractions less than the indicated digit, if any.


                                                   BALANCE SHEET

                                               As of September 30, 2002

                                                                                                      (In thousands of yen)
             Item                                   Amount                          Item                            Amount
       (ASSETS)                                                        (LIABILITIES)
  CURRENT ASSETS:                                  16,709,279     CURRENT LIABILITIES:                             193,460
  Cash and time deposit                            16,411,288     Account Payable-trade                             48,925
  Accounts receivable - trade                          22,898     Account payable - other                           34,345

  Securities                                          200,787     Income taxes payable                               3,653
  Supplies                                                 43     Advance received                                     827
  Advance payments                                      7,336     Deposits received                                    946
  Prepaid expenses                                     12,956     Stock purchase warrant                             8,437
  Account receivable - other                                      Consumption tax payable etc.                      88,818
                                                       62,082
  Other current assets                                  1,915     Accrued bonus                                      7,014
  Allowance for doubtful accounts                    - 10,028     Other current liabilities                            491

  FIX ASSETS:                                         225,096              TOTAL LIABILITIES                       193,460

  TANGIBLE FIXED ASSETS:                              176,819       (STOCKHOLDERS' EQUITY)
  Buildings                                             5,670       COMMON STOCK                                 8,060,325
  Tools, furniture and fixtures                       171,149       LEGAL RESERVES:                              7,342,661

  INTANGIBLE FIXED ASSETS:                             18,894         Additional paid - in capital               7,342,661
  Telephone subscription right                          2,867       PROFIT                                       1,337,929
  Software                                             16,027           Appropriation of earnings                1,337,929

  INVESTMENTS:                                         29,382           (Of which, net income)                  (1,337,929)
  Investment in securities                                  1
  Receivables under bankruptcy or under               260,844
  reorganization
  Guaranty deposits                                    29,381
  Allowance for doubtful accounts                    -260,844       TOTAL STOCKHOLDERS' EQUITY                  16,740,916

      TOTAL ASSETS                                 16,934,376    TOTAL LIABILITIES AND STOCKHOLDERS'            16,934,376
                                                                 EQUITY :

                                INCOME STATEMENT

       FROM:OCTOBER 1, 2001 TO: SEPTEMBER 30,2002



 OPERATING ORDINARY INCOME                            NON-OPERATING INCOME
       AND EXPENSES:                                      AND EXPENSES:

                          ORDINARY INCOME AND EXPENSES:
                                                           (In thousands of yen)

                            Item                                                   Amount

                    OPERATING INCOME:
                       Net sales                                                                   2,939,808
                    OPERATING EXPENSES:

                       Cost of sales                                                                 630,264
                       Selling, general and administrative                                           803,594
                       expenses

                    Operating Profit                                                               1,505,949

                    NON-OPERATING INCOME:
                       Interest income                                     2,682
                       Interest on loans                                       5
                       Miscellaneous income                                  399                       3,088
                    NON-OPERATING EXPENSES:
                       Litigation related expenses                        23,844
                       Exchange loss                                       3,356
                       Miscellaneous expenses                             35,991                      63,192
               Ordinary Profit                                                                     1,445,845

EXTRAORDINARY INCOME AND LOSES

                     Extraordinary Income
                       Gain on sale of property and                          956
                       equipment
                       Gain on sale of investment in                       9,975
                       securities
                       Gain on retirement of securities                   74,676                      85,607

                    Extaordinary Losses
                       Loss on sale of property and                        2,366
                       equipment
                       Losses on disposal of property and                 73,884
                       equipment
                       Loss on retirement of securities                   42,656
                       Losses on cancellation of contracts                67,106
                       Miscellaneous losses                                3,711                     189,724

          INCOME BEFORE INCOME TAXES                                                               1,341,729
          INCOME TAXES, INHABITANT TAXES AND                                                           3,800
          ENTERPRISE TAXES
          NET INCOME                                                                               1,337,929
RETAINED EARNINGS                                                                                  1,337,929

(Notes)

(Significant Accounting Policies)

        1. Basis and method of valuation of marketable securities and other investments
                  Other securities
                     with no market quotation: Stated at cost as determined by
                       the average method

       2.   Basis and method of inventory valuation
                        Supplies: the last cost method


       3.   Depreciation and amortization of fixed assets

              (1)  Tangible fixed assets:
                        The declining balance method
                        The estimated useful life and residual value are based upon the same criteria stipulated in the Corporate income tax law.

              (2)  Intangible fixed assets:
                        Software used for the Company's operation is depreciated by the straight-line method over the estimated useful life of 5 years.

       4.   Basis of Allowances:

             (1)  Allowance for doubtful accounts
                        The allowance for doubtful accounts is maintained at a level that is adequate to provide for the amount for losses calculated by applying a percentage based on the past experience to general accounts receivable, plus individually estimated uncollectible amount to doubtful accounts.

            (2)  Accrued bonus

                 Accrued bonus is provided for the payment of employees' bonus based on estimated amounts of future payments attributed to the current period.

               (Additional information)
                  Due to the amendment of the regulation of employee
                        compensations, it was unable to determine the amount of unpaid bonus at the end of this fiscal year. As a result, amount of unpaid bonus for the current year is recorded. The amount of unpaid bonus at the end of last fiscal year included in account payable - other was 19,804 thousand yen.

        5.   Accounting for lease transactions
                        Finance leases, except for those in which ownership is deemed to be transferred to the lessee, are accounted for as operating leases, that is, the rental of property.

        6.   Accounting method of consumption taxes, etc.
                  Consumption taxes, etc. are excluded from transaction amounts.

Notes of Balance Sheet

       1. Short-term, and long-term receivable from the controlling shareholder are 12,900 thousand yen, and 18,073 thousand yen, respectively; short-term liabilities owed to the controlling shareholder is 4,750 thousand yen.

       2. Accumulated depreciation of tangible fixed assets is 227,058 thousand yen.

       3. The remaining balance of unexercised stock purchase warrant, which is stipulated as subscription right warrant in the paragraph 2 of
           Article 19 of Enforcement of the Law for Partial Amendment to the Commercial Code concerning accompanied with the Maintenance of Related Law is as follows:

The 3rd unsecured bonds (with stock warrants) (Issuance on September 27, 1999)

                                                    At the end of Fiscal Year 2002
                                                     (As of September 30, 2002)

Balance of bonds with stock warrants                1,687,500 thousand yen

Issuance price upon exercise of stock               Issuance price: 2,500,000 yen and the amount
purchase warrant transferred to Common Stock        The amount transferred to Common stock: 1,250,000 yen

Type of shares                                      Common Stock

       4. Details of stock purchase warrants provided in previous Article 280-19 of the Commercial Code is as follows:

Extraordinary Meeting of Shareholders held on May 31, 2000

                                                             At the end of Fiscal Year 2002
                                                               (As of September 30, 2002)
Type of shares for the purpose of subscription right              Common stock
Total number of shares for the purpose of                         9 shares
subscription right
Amount to be paid upon the exercise of subscription  right        3,776,250 yen

Exercise period of subscription right                   *

Issuance price and the mount to be transferred to       Issuance price: 3,776,250yen
Common Stock exercised by subscription right            The amount to be transferred to
                                                        common stock: 1,888,125yen

Condition to exercise subscription right                Employee of the Company

Matters regarding transfer the right of subscription    Transfer or pledge, etc of
right                                                   subscription right to a third party
                                                        is not allowed.

* The exercise period of a person who granted more than 10 shares is between July 5, 2000 and July 4, 2007; the exercise period of a person who granted below 10 shares is between June 1, 2002 and July 31, 2007.

Ordinary Meeting of Shareholders for the 5th fiscal year held on December 26,
2000

                                                                     At the end of Fiscal Year 2002
                                                                        (As of September 30, 2002)
Type of shares for the purpose of subscription right               Common stock


Total number  of shares for the purpose of subscription            11 shares
right

Amount to be paid at
the exercise of subscription right                                 400,000 yen

Exercise period of subscription right From                         December 27, 2002 to
                                                                   December 26, 2007

Issueance price and the mount to be transferred to                 Issueance price: 400,000yen
Common Stock exercised by subscription right                       The amount to be built in common
                                                                   stock: 200,000yen

Condition to exercise subscription right                           Employee of the Company

Matters regarding transfer of subscription right                   Transfer or pledge etc of
                                                                   subscription right to a third
                                                                   party is not allowed.

       5.  Net income per share is 130,478.79 yen

       6.  Any portion of an amount less than the unit stated is disregarded.


Notes of Statement of Income
  Transactions with controlling shareholders are as follows:

         Sales                                       3,882  thousand yen
         Other operating expenses                    78,266 thousand yen
         Other income                                9,027  thousand yen

                            APPROPRIATION OF EARNINGS

                                                           (In thousands of yen)

                             Item                                                    Amount
                             ----                                                    ------
Retained earnings at the end of the fiscal year                                     1,337,929

                              Proposed as follows:

Retained earnings carried forward to the next fiscal year                           1,337,929


                                  AUDIT REPORT

                                                               November 21, 2002

  To:    Mr. Kazuhiko Muraki

         Representative Director and President

         Crayfish Co., Ltd.


                                                 BDO Sanyu & Co.

                                                    Jun Sugita
                                                    Representative Partner and
                                                    Engagement Partner
                                                    Certified Public Accountant

                                                    Yoshinori Kawano
                                                    Representative Partner and
                                                    Engagement Partner
                                                    Certified Public Accountant

                                                 Nakachi & Co.

                                                    Kazuhiro Ando
                                                    Representative Director and
                                                    Engagement Partner
                                                    Certified Public Accountant

                                                    Taku Hirata
                                                    Representative Partner and
                                                    Engagement Partner
                                                    Certified Public Accountant

           We have audited the balance sheet, the statement of income, the business report (limited to matters concerning accounting), the proposal of appropriation of earnings, and the schedules related to the financial statements (limited to matters concerning accounting) of Crayfish Co., Ltd. for the 7th fiscal year from October 1, 2001 to September 30, 2002 for the purpose of reporting under the provisions of Article 2 of the Law for Exceptions to the Commercial Code concerning Audit, etc. of Kabushiki Kaisha. With respect to the aforementioned business report and the schedules related to the financial statements, our audit was limited to those matters based on the accounting records of the Company.

           Because we were appointed as the Independent Auditors in the 6th fiscal year, matters within the Business Report which relate to accounting in the 5th and preceding fiscal years are based on the statements audited by the former Independent Auditors.

           Our audit was made in accordance with generally accepted auditing standards and, accordingly, included the auditing procedures normally considered necessary.

         From the Audit, our opinion is as follows.

(1) the balance sheet and the income statement present fairly the status of assets and earnings of the Company in conformity with laws, ordinances and the Articles of Incorporation of the Company,

(2) the business report, limited to information concerning accounting data after the 6th fiscal year, presents fairly the status of the Company in conformity with laws, ordinances and the Articles of Incorporation of the Company,

(3) the proposal of appropriation of earning has been prepared in conformity with laws, ordinances and the Articles of Incorporation of the Company, and

(4) the schedules related to the financial statements, as far as the accounting data included in such schedules are concerned, have been prepared in conformity with the provisions of the Commercial Code.

         The audit corporations or these engagement partners have no financial interest in the Company required to be stated by the provisions of the Certified Public Accountant Law.

                                                                         - End -

                                  AUDIT REPORT

                                                               November 28, 2002

  To:    Mr. Kazuhiko Muraki

         Representative Director and President

         Crayfish Co., Ltd.


                                             The Board of Corporate Auditors of
                                             Crayfish, Co., Ltd.

                                             Kazuhiko Yabe
                                             Standing Corporate Auditor

                                             Koichi Kawai
                                             Corporate Auditor

                                             Jyunji Tsuge
                                             Corporate Auditor

                                             Shunji Harane
                                             Corporate Auditor

       This Board of Corporate Auditors prepared and report upon the following audit report regarding the performance of duties of the Directors of the Company during the 7th fiscal year from October 1, 2001 to September 30, 2002, upon deliberation, based on the reports from each Corporate Auditor regarding the method and the result of audit.

1.     Scope of Audit

       Each Corporate Auditor, subject to the audit policy, scheme and allotment set up by the Board of Corporate Auditors, has attended meetings of the Board of Directors and other meetings as deemed important, received from Directors and other officers reports on the business, perused the documents whereby the important decisions were made, examined business and financial conditions at the head office and main offices and received from subsidiaries reports on the business as necessary. In addition, we received from the Independent Auditors reports on audit and examined the accounting statements and attached schedules.

       In addition to the method of audit mentioned above, with respect to transactions between Directors acting on their own behalf and the companies which businesses are competitive to the Company, transactions between Directors and the Company in which interests in both parties are contradictory, provision, free of charge, of profits conducted by the Company, transactions not in the ordinary course of business between its shareholders and the Company or between the subsidiary and the Company and acquisition and disposition by the Company of the shares of the Company, we received reports from the Directors as necessary, and we examined the circumstances of such transactions in detail.

2.       Result of Audit

(1) We confirm that the method and the result of audit made by BDO Sanyu & Co., Independent Auditor, and Nakachi & Co., Independent Auditor, are fair.

(2) We confirm that the business report is presented in conformity with the relevant laws and ordinances as well as the Articles of Incorporation of the Company, and presents fairly the position of the Company.

(3) We confirm that the appropriation of earning is acceptable in consideration of the status of the Company's assets and other circumstances and there is nothing to be pointed out.

(4) We confirm that the schedules related to the financial statements present fairly the matters to be stated and there is nothing to be pointed out.

(5) We confirm that there is nothing to be pointed out concerning illegal acts or facts which are in violation of the laws and ordinances or the Articles of Incorporation in the course of the performance of their duties (including duties concerning the subsidiaries) by the Directors. We confirm that there is no illegal acts of Directors with respect to transactions between Directors acting on their behalf and the companies which businesses are competitive to the Company, transactions between Directors and the Company in which interests in both parties are contradictory, the provision, free of charge, of profits conducted by the Company, transactions not in the ordinary course of business between its shareholders and the Company or between the subsidiary and the Company and acquisition and disposition by the Company of the shares of the Company.

         (Note) Of the auditors, Messrs. Kazuhiko Yabe (Standing Corporate Auditor), Mr. Koichi Kawai ( Corporate Auditor), Jyunji Tsuge (Corporate Auditor) and Shunji Harane (Corporate Auditor), are outside auditors as stipulated in paragraph 1 of Article 18 of the Law for Exceptions to the Commercial Code concerning Audit, etc. of Kabushiki Kaisha.

                                                                         - End -

REFERENCE DOCUMENT CONCERNING SOLICITATION FOR EXERCISE OF VOTING RIGHT BY PROXY

1.       Person who solicits for exercise of voting right by proxy:

         Crayfish Co., Ltd.
         Kazuhiko Muraki
         Representative Director and President

2.       Total number of shares voting rights by shareholders:

         10,258

3.       Reference matters concerning items of business:

         First Item: Matter concerning Approval for Appropriation of Earnings for the 7th fiscal year (from October 1, 2001 to September 30, 2002).

         The substance of the Item is as described in the Attached Document (page 19).

         The Company obtained net income on annual basis for the first time since the Company's listing. However, the Company would like to propose not to distribute it as dividends because the Company intends to distribute dividends from the time it is expected that the Company will continue to obtain stable profits stably while competition in the internet industry is increasing.

         The Company will earnestly work on attaining profits continuously and make efforts to meet the expectation of the shareholders.

         This Business Report, Balance Sheet and Income Statement for the 7th fiscal year are as described in the Attached Document (page 3-18).

         Second Item: Matter concerning Election of Three (3) Directors.

         Since the terms of office of all of the three Directors will be fulfilled at the close of this general meeting of shareholders, it is proposed that three Directors be elected.

         The candidates for the Directors are as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                   Class and
                                                   number of
                                                   shares of                                                  Interests
  Name (Birth                                     the Company                                                  with the
     Date)            Address     Principal job      owned                   Brief history                     Company
-----------------------------------------------------------------------------------------------------------------------
                                                               April 1995 - joined Asahi Corporation.
                                                               September 1996 - joined Hikari Tsushin, Inc.
                                                                             and assigned to Mobile
                                                                             Communication Dept. Kanto Div.
                                                               September 1998 - became General Manager of
                                                                             Domestic Mobile Communication
                                                                             Agency Sales Dept., Hikari
                                                                             Tsushin, Inc.
                                                               July 1999 - became General Manager of Media
                                                                             Dept., Hikari Tsushin, Inc.
                                                               December 1999 - became General Manager of
                                                                             Business Development Dept.,
                                                                             Hikari Tsushin, Inc.
                      22-1,                                    May 2000 - became General Manager of Mobile
                    Nihonbashi                                               Business Sales Dept., Hikari
    Kazuhiko        Kakigara-     Representative                             Tsushin, Inc.
     Muraki            cho         Director and       None     September 2000 - became General Manager of       None
    (January         1-chome,      President of                              Mobile Business Headquarters,
   15, 1977)         Chuo-ku,       the Company                              Hikari Tsushin, Inc.
                      Tokyo                                    September 2001 - became Representative
                                                                             Director of Business Partner,
                                                                             Inc.
                                                               November 2001 - became Vice President of
                                                                             Five Any, Inc. (to present)
                                                               November 2001 - became Director of First
                                                                             Charge, Inc. (to present)
                                                               April 2002 - became Director of Business
                                                                             Partner, Inc.
                                                               May 2002 - became Representative Director
                                                                             and President of GIAO Co.,
                                                                             Ltd. (to present)
                                                               June 2002 -  became Representative Director
                                                                             and President of Crayfish Co.,
                                                                             Ltd. (to present)
-----------------------------------------------------------------------------------------------------------------------
                                                               April 1989 - joined Daiwa Securities Co.,
                      53-3,                                                 Ltd.
     Fumio          Yayoi-cho                                  March 1996 - joined Interwave, Inc.
  Komatsubara        2-chome,       Director of                January 1999 - joined Hikari Tsushin, Inc.
(June 19, 1966)     Nakano-ku,      the Company       None     May 2000 - became General Manager of Agency      None
                      Tokyo                                                  Strategy Dept., Hikari
                                                                             Tsushin, Inc.
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
                                                               September 2000 - became General Manager of
                                                                             Affiliate Business Financial
                                                                             Headquarters, Hikari
                                                                             Tsushin, Inc.
                                                               September 2001  - became General Manager of
                                                                             Sales Promotion Dept., Hikari
                                                                             Tsushin, Inc.
                                                               June 2002 - became Director and Chief
                                                                             Financial Officer of Crayfish
                                                                             Co., Ltd. (to present)
                                                               April 1993 - joined Taiyosya, Inc.
-----------------------------------------------------------------------------------------------------------------------
                                                               November 1999 - joined Hikari Tsushin, Inc.
                                                                             and assigned to Internet
                                                                             Business Dept.
                                                               December 1999 - joined CalltoWeb, Inc. and
                                                                             assigned to Internet Business
                                                                             Dept.
                                                               February 2000 - became Manager of Solution
                      33-2,                                                  Dept., CalltoWeb, Inc.
  Masaaki            Heiwadai                                  November 2000 - became General Manager of
 Shimamura           1-chome        Director of                              Operating Planning Dept.,
(January 5,         Nerima-ku,      the Company       None                   CalltoWeb, Inc.                    None
   1969)              Tokyo                                    September 2001 - became Manager of Solution
                                                                             Dept., CalltoWeb, Inc.
                                                               June 2002 - became Director of Crayfish Co.,
                                                                             Ltd. (to present)
-----------------------------------------------------------------------------------------------------------------------